Proposal 1:
A proposal to approve a new Investment Advisory Agreement between the UAM
Funds Trust and INVESCO Funds Group, Inc. on behalf of the
Pell Rudman Mid Cap Growth Portfolio.

FOR		823,925.00	99.13% of shares voted	61.94% of total shares
AGAINST 	6365.00	0.76% of shares voted	0.47% of total shares
ABSTAIN	852.00	0.10% of shares voted	0.06% of total shares

Proposal 2:	A proposal to approve a new Investment Advisory
Agreement between the INVESCO Counselor Series Funds, Inc.
and INVESCO Funds Group, Inc. on behalf of the INVESCO
Mid-Cap Growth Fund.

FOR		823,039.00	99.02% of shares voted	61.87% of total shares
AGAINST	7,278.00	0.87% of shares voted	0.54% of total shares
ABSTAIN	852.00	0.10% of shares voted	0.06% of total shares

Proposal 3:	A proposal to approve an Agreement and Plan
of Reorganization and Liquidation Between the UAM Funds Trust, on behalf of the Pell Rudman Mid-Cap Growth Portfolio and the INVESCO Counselor Series Funds, Inc., on behalf of the INVESCO Mid-Cap Growth Fund.

FOR		693,916.00	83.48% of shares voted	52.16% of total shares
AGAINST	7,279.00	0.87% of shares voted	0.54% of total shares
ABSTAIN	852.00	0.10% of shares voted	0.06% of total shares
BROKER	129,122.00	15.53% of shares voted	9.70% of total shares
NON-VOTE